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EXHIBIT 99.2

Dec. 12, 2002

Media:     John Sousa or David Byford
           (713) 767-5800

Analysts:  Katie Pipkin or Christina Cavarretta
           (713) 507-6466

                ILLINOIS POWER FILES FORM 8-K IN CONNECTION WITH
                           PROPOSED FINANCING ACTIVITY

HOUSTON (Dec. 12, 2002) - Dynegy Inc. (NYSE:DYN) today announced that its subsidiary, Illinois Power Company, a regulated energy delivery company located in Decatur, Ill., filed a Current Report on Form 8-K with the SEC in connection with its previously announced plans to pursue financings through the private sale of mortgage bonds. The filing was made to update Illinois Power's disclosure since the filing of its third quarter Form 10-Q pursuant to the requirements of Regulation FD.

     The company will provide additional information on the proposed transaction if and when it is completed.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy securities. Illinois Power's securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

     Illinois Power serves more than 650,000 natural gas and electricity customers in a 15,000-square-mile area across Illinois.

     Dynegy Inc. owns operating divisions engaged in power generation, natural gas liquids, regulated energy delivery and communications. Through these business units, the company serves customers by delivering value-added solutions to meet their energy and communications needs. The company's website is www.dynegy.com.

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